Exhibit 4.20

                                 AMENDMENT NO. 1
                             TO EMPLOYMENT AGREEMENT
                             -----------------------

     AGREEMENT, dated as of March 31, 2003 by and between Radica Games Limited, a Bermuda company ("Radica"), and David C. W. Howell ("Employee").

     WHEREAS, Radica and Employee entered into an Amended and Restated Employment Agreement, dated as of September 29, 2000 (the "Employment Agreement") with respect to the employment by Radica of Employee; and

     WHEREAS, the parties desire to amend the Employment Agreement with respect to the Employee's continued employment after April 1, 2003

     NOW THEREFORE, it is hereby agreed as follows:

     1. Section 1(aa) of the Employment Agreement is hereby amended in its entirety to read as follows:

         "aa) "Change in Control" means the occurrence of any one of the following events:

         (i) individuals who, on January 1, 2003, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Radica in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Radica as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

         (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d3 under the Exchange Act), directly or indirectly, of securities of Radica representing 50% or more of the combined voting power of Radica's then outstanding securities eligible to vote for the election of the Board (the "Radica Voting Securities") or any person who beneficially owns 50% of the Radica Voting Securities increases their beneficial ownership by more than 5%; provided, however, that the event described in this paragraph
         (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Radica or any member of the Radica Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by Radica or any member

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         of the Radica Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or any group of persons including Employee).

         (iii) the consummation of a merger, consolidation, statutory share exchange, merger or similar form of corporate transaction involving Radica or any member of the Radica Group that requires the approval of Radica's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Radica Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Radica Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Radica Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or an existing Radica shareholder, with greater than 50% beneficial ownership of the Radica Voting Securities prior to the Business Combination, whose percentage beneficial ownership compared to the other Radica shareholders in existence immediately prior to the Business Combination does not change on consummation of the Business Transaction), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

         (iv) the stockholders of Radica approve a plan of complete liquidation or dissolution of Radica or the consummation of a sale of all or substantially all of Radica's assets.

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         Notwithstanding the foregoing, a Change in Control of Radica shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Radica Voting Securities as a result of the acquisition of Radica Voting Securities by Radica which reduces the number of Radica Voting Securities outstanding; provided, that if after such acquisition by Radica such person becomes the beneficial owner of additional Radica Voting Securities that increases the percentage of outstanding Radica Voting Securities beneficially owned by such person, a Change in Control of Radica shall then occur."

     2. Section 1(cc) of the Employment Agreement is amended so that a new sentence is added at the end of the paragraph as follows:

         "Notwithstanding the foregoing, if Employee does not deliver to Radica a notice of termination within 90 days after the occurrence of the event constituting Good Reason has occurred, the event will no longer constitute Good Reason. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Radica within 10 days after receipt of notice thereof given by Employee shall not constitute Good Reason."

     3. Section 1(cc) of the Employment Agreement is further amended to insert the words "within twelve months" in the first sentence after the word "occurrence".

     4. The second sentence of Section 3(c) of the Employment Agreement is hereby replaced in its entirety with the following:

         "On termination of this Agreement by Radica without Cause or by Employee for Good Reason in the event of a Termination/Change in Control or in the event of Total Disability of Employee, (i) Radica will continue to pay Employee his annual salary for twelve months from the date of Termination, (ii) Radica Group will continue to provide medical and dental benefits to Employee for twelve months from the date of Termination on the same basis and at the same Employee cost at the date of Termination, (iii) Radica Group will continue to provide Employee with accommodation in Hong Kong of the same standard and size as provided to Employee immediately before the Change in Control and a motor car of the same size and type as provided to Employee immediately before the Change in Control, each for a period of twelve months after the date of Termination and (iv) Employee's stock options will be treated as set forth in Section 6 hereof."

     5. The first paragraph of Section 5 of the Employment Agreement is hereby amended by deleting the words "and holiday warrant allowance of US$20,000" in the first sentence", by increasing the minimum salary rate of US$162,000 in the first sentence to "US$250,000", and by deleting the words "and holiday warrant allowance" in the second sentence.

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     6.  Section 5 of the Employment Agreement is further amended by adding the following sentence to the end of the first paragraph thereof:

         "After a Change in Control, Employee's salary shall not be reduced below the level immediately prior to the Change in Control."

     7. Section 5 of the Employment Agreement is further amended by deleting the second and third paragraphs of that section in their entirety.

     8. Section 6(a)(iii) is hereby amended by adding the words "Subject to the other provisions of this Section 6," at the beginning of the paragraph.

     9. Section 6(c) is hereby amended by deleting the words "Any other provision hereof to the contrary notwithstanding,".

     10. Section 6(c)(ii) is hereby amended by adding the words "(unless Section 6(f) of this Agreement applies, in which case this Section 6(c) shall not apply to Employee's Stock Options)" immediately after the words "or by Employee for Good Reason in the event of a Termination/Change in Control".

     11. A new Section 6(f) is hereby added to the Employment Agreement to read in its entirety as follows:

         "Upon the occurrence of a Change in Control under the 1994 Plan, all of Employee's then outstanding stock options in Radica shall vest and become immediately exercisable. If Employee is terminated by Radica without Cause after a definitive agreement for a transaction described in Sections 9(a)(i) or (ii) of the 1994 Plan has been approved by the shareholders of Radica, but before such transaction is consummated, Employee's stock options shall vest on the date of such termination without Cause."

     12. Section 11 of the Employment Agreement is hereby amended by adding the words immediately before "This Agreement":

         "Except for the Change in Control Bonus Agreement between Employee and Radica."

     13. A new Section 16 is hereby added to the Employment Agreement to read in its entirety as follows:

         "16. Reimbursement of Expenses. After a Change in Control, if any dispute shall arise under this Agreement involving termination of Employee's employment with Radica or involving the failure or refusal of Radica to perform fully in accordance with the terms hereof, Radica shall reimburse Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute (regardless of the result thereof), regardless of whether or not Employee's claim is upheld by a court of competent jurisdiction; provided, however,

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               Employee shall be required to repay any such amounts to
               the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith."




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         In WITNESS WHEREOF, the parties have executed this Amendment and
Restatement as of the day and year first above written.

                               RADICA GAMES LIMITED.

                               By: /s/ Patrick S. Feely
                                  ---------------------------------------------




                               DAVID C. W. HOWELL

                               /s/ David C. W. Howell
                               -------------------------------------------------





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